Exhibit 10.22
August 7, 2006
Dean Goodermote
Dear Dean,
On behalf of Double-Take Software, Inc. (the “Company”), we are pleased to enter into an amended and restated employment agreement with you continuing your position as CEO and Chairman, effective August 7, 2006, and which amends and restates your agreement with the Company dated March 22, 2005. This position reports to the Board of Directors. Following are the terms of this employment agreement:
     Position:
     Chief Executive Officer and Chairman
     Detailed Job Description:
     The responsibilities of this position include:
•	Direct overall corporate strategy and determine appropriate goals and objectives for the Company in conjunction with the Board.
•	Provide direction and leadership to the organization to enable achievement of the Company’s goals and objectives.
•	Support effective Board governance by advising and informing Board members and interfacing between Board and employees.
•	Provide management oversight in the delivery of the Company’s products and services, including sales, marketing, product management, product development and professional services, and management and oversight of the financial functions of the Company.
•	Determine required resources, including human resources and capital, to achieve the Company’s goals and fill any deficiencies that are established.
•	Recommend a yearly budget for Board approval and prudently manage the Company’s resources within those budget guidelines, providing interim guidance and reallocating resources as necessary.
•	Manage the human resources of the organization according to authorized personnel policies and procedures and current laws and regulations.
•	Present the Company and its products and services in a strong, positive image to relevant external and internal stakeholders.

•	Present recommendations and pursue opportunities for realizing shareholder value and liquidity in accordance with Board guidance.
Base Salary:
Annual Base Salary is $340,000, or such greater amount as is approved by the Board, payable every two (2) weeks in the sum of $13,076.92 less any applicable withholding taxes.
Performance Bonus:
Eligible for discretionary bonus amounts as determined by the Board in its sole discretion.
Transaction Bonus:
1.45% of the total equity value of the Company realized in a change of control transaction, prior to the payment of any liquidation preferences to any class of shareholder. Transaction Bonus will be payable in cash. The Transaction Bonus is not payable in the event of an IPO and will not be payable after an IPO.
IPO Bonus:
Fully vested shares of common stock of the Company equal to 1.45% of the fully diluted shares outstanding immediately prior to an IPO will be granted upon completion of an IPO less any applicable withholding taxes.
Stock Options:
Subject to the terms and conditions of the Company’s Employee Stock Option Plan, you have been granted options to purchase 1,862,895 shares of the common stock of the Company, dated as of March 22, 2005, and exercisable at the March 22, 2005 fair market value of $0.31 per share. 25% of the options vest on the one year anniversary date of employment, and the remainder will vest in equal amounts quarterly over the following three years. You have been granted additional options for 745,158 and 186,290 shares of the common stock of the Company, with the same vesting schedule as the March 22, 2005 grant. In the event of a change of control as a result of the closing of a merger, acquisition, purchase of all or substantially all of the assets of the Company, or like transaction, the unvested portion of the stock options shall immediately vest. In the event of an IPO, 100% of the March 22,

2005 option grant shall become vested and an additional 25% of all other stock option grants, including the 745,158 and 186,290 option grants, shall accelerate and become vested.
Insurance:
The Company will provide you and your family with major medical insurance, life insurance, long term disability insurance and other insurance coverage in accordance with the Company’s current benefits policies.
Vacation:
5 weeks per year.
401K:
Option to participate in the Company’s 401K Plan based on the plan’s terms.
Expenses:
Reasonable business expenses to be reimbursed in accordance with the Company’s current expense policy.
Confidentiality:
You continue to be subject to the Non-Disclosure and Non-Solicitation Agreement attached to your March 22, 2005 agreement.
Relationship:
It is understood and accepted that the employment relationship we have agreed to is an at-will relationship, and that it may be ended by either party, at any time, and for any reason. It is also understood that you are free of any obligations, including restrictive covenants and/or non-solicitation agreements that may affect your ability to carry out your duties within the Company.

If you should have any questions pertaining to this matter please do not hesitate to contact us.
We look forward to continuing to work with you.

Sincerely,

/s/ Bobby Goswami	August, 7, 2006

Bobby Goswami	Date

/s/ Laura Witt	August, 7, 2006

Laura Witt	Date

/s/ Jack Young	August, 7, 2006

Jack Young	Date

Double-Take Software, Inc. Board of Directors

Agreed

/s/ Dean Goodermote	August 7, 2006

Dean Goodermote	Date

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